Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma to Hold Annual Meeting of Stockholders on June 8, 2018

INCLINE VILLAGE, NV, April 16, 2018 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today announced that the Company will hold its annual meeting of stockholders on Friday, June 8, 2018, at 10:00 a.m. Pacific Time for all stockholders of record on May 4, 2018. The meeting will take place at the Hyatt Regency Hotel in Incline Village, Nevada.

About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which nine are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL's equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million

The Company operates in three segments designated as Income Generating Assets, Pharmaceutical and Medical Devices.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.